EXHIBIT 99.1

CB Financial Services, Inc. Announces Third Quarter 2017 Financial Results

CARMICHAELS, Pa., Oct. 27, 2017 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced its third quarter 2017 financial results.

Financial Highlights

  Net income of $2.1 million for the three months ended September 30, 2017 compared to $1.6 million for the three months ended September 30, 2016, an increase of $489,000, or 31.0%. Current quarter net income represents an annualized ROA of 0.91% and an annualized ROE of 8.81%. The annualized financial ratios are impacted by material non-recurring events as a result of final resolutions of prior loan collection efforts discussed within this press release.
  Net interest income for the current quarter was $7.4 million, as compared to $7.0 million for the third quarter of 2016. This increase can be attributed to net loan growth of approximately $21.5 million during the current quarter as compared to June 30, 2017. In addition, the current quarter interest income increased $127,000 due to the accretion of the acquired loan portfolio credit mark, compared to an increase of $87,000 in the prior year’s quarter.
  Noninterest expense decreased $268,000 or 4.3%, to $5.9 million for the three months ended September 30, 2017 compared to $6.2 million for the three months ended September 30, 2016. This decrease is primarily due to final resolutions of prior loan collection efforts and mortgage insurance proceeds related to previously sold other real estate owned properties.
  Provision for loan losses decreased $150,000, or 33.3%, and $580,000, or 36.3%, to $300,000 and $1.0 million for the three and nine months ended September 30, 2017, respectively.  These decreases in provision were related to impaired loan payoffs and improving credit quality risk rating of substandard loans.
  The new Ralph J. Sommers, Jr. Operations Center’s impact to noninterest expense has decreased for the three months ended September 30, 2017. The decrease was related to the ended non-recurring noninterest expenses for accelerated depreciation of leasehold improvements for the prior operations center and associated moving expenses. In addition, the normal occupancy costs of operating two locations were incurred while the conversion over to the new facility was being completed in the second quarter of 2017.

The quarterly results benefited from an increase in interest income related to loan growth in the current quarter. In addition, improving credit quality reduced the provision for loan losses and the settlements of prior loan collection efforts yielded a decrease in noninterest expense during the current quarter.

“We are pleased to report on the third quarter performance of CB Financial Services, Inc. The third quarter was good and benefited from strong deposit and loan growth of approximately $34.5 million and $21.5 million, respectively, and improving credit quality,” said Barron P. McCune Jr., Vice Chairman and Chief Executive Officer. “We recorded net income of $2.1 million, which represents an annualized ROA of 0.91% and an annualized ROE of 8.81%. Our insurance subsidiary, Exchange Underwriters, had another strong quarter. In the third quarter, we completed the occupancy of the Ralph J. Sommers, Jr. Operations Center. We are confident that this new facility will enable Community Bank to grow and continue its legacy of outstanding service to our customers and thereby deliver value to our shareholders. The expenses of shutting down the former leased operations center and opening the new facility have waned during the third quarter, as most of these expenses are finished. The local economy continues to improve, as natural gas activity quickens and coal holds its own. We enjoyed net loan growth in the third quarter, as practically all loan types experienced growth. Our overall loan growth increased the loan portfolio over 3%, to an all-time high of $703.9 million. In conjunction with loan growth, our deposit base has been another positive dynamic of the third quarter. Our loan loss reserve was at 1.16% of total loans at the end of the current period. Our loan loss reserve was 110.76% of nonperforming loans at the end of the current period. Our loan loss reserve to noncurrent loans was 200.99% at September 30, 2017 as compared to 164.62% at December 31, 2016.  With continued increases in lending and deposit activity, as well as expected consistent strong performance from EU, we are confident that 2017 will be another good year at Community Bank.”

STATEMENT OF INCOME REVIEW

Third Quarter Results

Net Interest Income.  Net interest income increased $377,000, or 5.4%, to $7.4 million for the three months ended September 30, 2017 compared to $7.0 million for the three months ended September 30, 2016.

Interest and dividend income increased $529,000, or 6.9%, to $8.2 million for the three months ended September 30, 2017 compared to $7.7 million for the three months ended September 30, 2016. Interest income on loans increased $366,000 for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Average loans increased by $13.0 million during the current quarter. The loan portfolio had an increase of 12 basis points in yield. Contributing to the yield increase this quarter was the accretion on the acquired loan portfolio credit mark. The positive impact of the accretion for the three months ended September 30, 2017 was $127,000, or 8 basis points, compared to $87,000, or 5 basis points, for the three months ended September 30, 2016. The remaining credit mark balance for acquired loans was $994,000 as of September 30, 2017. Interest income on taxable securities increased $99,000 mainly due to an increase of $29.3 million in the average balance for taxable securities in the current period. The increase in the average balance offset a decrease of 32 basis points in yield on taxable securities. This is a result of new purchases with lower prevailing yields replacing security calls and maturities with higher yields within the portfolio. Interest income on Federal funds sold increased to $64,000 for the three months ended September 30, 2017 compared to $3,000 for the three months ended September 30, 2016. This is the result of the increase in interest rates in the last year and the increases in the average interest-earning balances of $23.0 million as a result of deposit growth for the three months ended September 30, 2017. In addition, other interest and dividend income increased $35,000 as a result of increased interest earned with correspondent deposit banks and FHLB dividends in the current period. Interest income on securities exempt from federal tax decreased $32,000 due to deploying proceeds from security calls and maturities into lower yielding taxable security purchases in the current period. There was a decrease of $2.0 million in the average balance on securities exempt from federal tax and a decrease of 30 basis points in yield as a result of security calls and maturities that had higher yields.

Interest expense increased $152,000, or 21.5%, to $860,000 for the three months ended September 30, 2017 compared to $708,000 for the three months ended September 30, 2016. Interest expense on deposits increased $163,000 due to an increase in average interest-bearing deposits of $57.4 million, primarily due to increases in interest-bearing demand deposits, time deposits and savings accounts.  The average cost of interest-bearing deposits increased 6 basis points. This was related to the multiple interest rate hikes over the last year by the Federal Reserve Board (“FRB”). Interest expense on other borrowed funds decreased $9,000 primarily due to a FHLB long-term borrowing for $3.5 million that matured in the first quarter.  Interest expense on short-term borrowings decreased $1,000 mainly due to an average balance decrease of $1.1 million on securities sold under agreements to repurchase.

Provision for Loan Losses.  The provision for loan losses was $300,000 for the three months ended September 30, 2017 compared to $450,000 for the three months ended September 30, 2016. Net charge-offs for the three months ended September 30, 2017 were $227,000, which included $149,000 of net charge-offs on automobile loans, compared to $175,000 of net charge-offs for the three months ended September 30, 2016, which included $145,000 of net charge-offs on automobile loans. The increase in net charge-offs during the current period was due to charge-offs of $67,000 for residential mortgages and $52,000 for consumer loans. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. This was due to improvements in the loan department along with loan personnel experience, and improvements in the local economy which had a positive impact on the qualitative factors within the allowance calculation.

Noninterest Income.  Noninterest income decreased $3,000, or 0.2%, and remained constant at $1.8 million for the three months ended September 30, 2017 and 2016. There was a decrease in the net gains on the sales of residential mortgage loans of $113,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program.  The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Net gains on the sales of investments decreased $12,000 due to the sale of equity securities in 2016. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger with FedFirst Financial Corporation in October 2014 (“merger”). The capital loss carry forward deferred tax asset was fully recognized in the prior quarter. In addition, there was a decrease of $6,000 in income from bank-owned life insurance due to lower crediting rates. Mainly offsetting the decreases were insurance commissions from Exchange Underwriters that increased $82,000 due to increased commercial lines commission and fee income and contingency fees received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Net gains on purchased tax credits increased $14,000 due to the purchased Pennsylvania shares tax credits being recognized in the current period. Other commissions increased $13,000 due to miscellaneous income recognized from forfeited funds from an employee flexible spending account (“FSA”) from prior years. Service fees on deposit accounts increased $11,000 due to increased non-sufficient funds (“NSF”) fees due to customer overdrafts of deposit accounts and check card fees in the current quarter.

Noninterest Expense.  Noninterest expense decreased $268,000, or 4.3%, to $5.9 million for the three months ended September 30, 2017 compared to $6.2 million for the three months ended September 30, 2016. Other real estate owned expense decreased $353,000 due to the final resolutions of loan collection efforts through the sale of a mineral rights interest for $186,000, bankruptcy court settlement for $86,000 and mortgage insurance proceeds for $85,000. The aforementioned items were proceeds from previously sold OREO properties. The additional proceeds represent contingent gains recorded by the Company when the proceeds were received. These items are considered non-recurring. Other noninterest expense decreased $77,000 primarily due to reduced overdraft and debit card fraud losses, postage, employee training, telephone and travel. Legal and professional fees decreased $59,000 due to the above mentioned mortgage insurance proceeds, in which part of the insurance proceeds were utilized to offset legal fees attributed to the problem loan relationship. Contracted services decreased $36,000 as a result of combining services at the new Ralph J. Sommers Jr. Operations Center (“Operations Center”). Occupancy decreased $18,000 primarily due to decreases in rent expense and accelerated depreciation taken on leasehold improvements in the Bank’s former operations center that did not transfer over to the new Operations Center in the current quarter. The new Operations Center was completed and placed into bank operations during the second quarter. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense decreased $8,000 due to an assessment factor reduction by the FDIC in the computation of the insurance assessment. Partially offsetting these favorable variances were salaries and employee benefits that increased $221,000 primarily due to normal salary increases, employee group health insurance, retirement benefits expense and employee stock options. Pennsylvania shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $48,000 due to the increase in equity that was calculated on the current year shares tax return. Advertising expense increased $8,000 due to the Bank’s current marketing initiatives.

Income Tax Expense.  Income taxes increased $303,000 to $910,000 for the three months ended September 30, 2017 compared to $607,000 for the three months ended September 30, 2016. The effective tax rate for the three months ended September 30, 2017 was 30.6% compared to 27.8% for the three months ended September 30, 2016. The increase in income taxes was due to an increase of $792,000 in pre-tax income. The increase in the effective tax rate was related to a change in the securities portfolio composition of new purchases of taxable securities replacing tax-exempt security calls and maturities within the portfolio. In addition, the capital loss carry forward deferred tax asset has been fully recognized and the expiration of the low income housing tax credit program in the prior quarter, which attributed to the increase in both income taxes and the effective tax rate.

Year to Date Results

Net Interest Income.  Net interest income decreased $161,000 , or 0.7%, to $21.5 million for the nine months ended September 30, 2017 compared to $21.6 million for the nine months ended September 30, 2016.

Interest and dividend income increased $196,000, or 0.8%, to $24.0 million for the nine months ended September 30, 2017 compared to $23.8 million for the nine months ended September 30, 2016. Interest income on taxable securities increased $215,000 despite a decrease of 38 basis points in yield from new purchases with lower prevailing yields. The average balance for taxable securities increased $25.9 million for the nine months ended September 30, 2017. Federal Funds sold increased $104,000 for the nine months ended September 30, 2017. This is the direct result of the end of the historically low interest rates in the last year and the increases in the average interest-earning balances to $16.1 million as a result of deposit growth for the nine months ended September 30, 2017. Other interest and dividend income increased $82,000 primarily due to increased interest earned with correspondent deposit banks and FHLB dividends in the current period. Interest income on securities exempt from federal tax decreased $122,000 due to deploying proceeds from security calls and maturities into purchasing taxable securities in the current year. There was a decrease of $2.7 million in the average balance on securities exempt from federal tax and a decrease of 38 basis points in yield as a result of security calls and maturities that had higher yields. Interest income on loans decreased $83,000 primarily due to accretion on the acquired loan portfolio credit mark for the nine months ended September 30, 2017 of $533,000, or 16 basis points compared to $860,000, or 26 basis points for the nine months ended September 30, 2016. There was an increase in average loans outstanding of $471,000. The increase in average loans was due to the loan originations within the entire loan portfolio in the later part of the current period.

Interest expense increased $357,000, or 16.9%, to $2.5 million for the nine months ended September 30, 2017 compared to $2.1 million for the nine months ended September 30, 2016. Interest expense on deposits increased $372,000 due to recent rate increases and an increase in average interest-bearing deposits of $33.7 million which we attribute primarily to time deposits, interest-bearing demand deposits and savings accounts. The average cost of interest-bearing deposits increased 7 basis points. In addition, short-term borrowings increased $9,000 in the current period due to increased interest rates on securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $22,000 due to a decrease in long-term borrowings as a result of a FHLB long-term borrowing for $3.5 million that matured in the current period.

Provision for Loan Losses.  The provision for loan losses decreased $580,000 to $1.0 million, for the nine months ended September 30, 2017, of which $250,000 was attributed to the acquired loan portfolio, compared to $1.6 million of provision for loan losses for the nine months ended September 30, 2016. Net charge-offs for the nine months ended September 30, 2017 were $667,000, which included $435,000 of net charge-offs on automobile loans, compared to net charge-offs of $625,000 for the nine months ended September 30, 2016, which included $375,000 of net charge-offs on automobile loans. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for an increase or reduction in provision for loan losses for the nine months ended September 30, 2017. The decrease in provision is mainly attributed to loan payoffs and improving credit quality of impaired loans resulting in an average balance decrease of approximately $4.0 million in impaired loans for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. There was sizable loan growth and increased performance in substandard loans which resulted in upgrades to credit quality risk ratings as compared to the prior year. As the acquired loan portfolio has loan payoffs, paydowns and accretion of the credit mark, the need for additional provision may be required based on our loan loss analysis.

Noninterest Income.  Noninterest income increased $324,000, or 5.9%, to $5.9 million for the nine months ended September 30, 2017 compared to $5.5 million at September 30, 2016. There was a $395,000 increase in insurance commissions from Exchange Underwriters due to additional contingency fees received and an increase in commercial commission and fee income received in the current period. Net gains on the sales of investments increased $52,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger. The capital loss carry forward deferred tax asset has been fully recognized in the current period. Net gains on purchased tax credits increased $43,000 due to purchased Pennsylvania shares tax credits being recognized in the current period. Service fees on deposit accounts increased $28,000 primarily due to increased NSF fees due to customer overdrafts of deposit accounts and check card fees. There was a decrease in the net gains on sales of residential mortgage loans of $170,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Income from bank-owned life insurance decreased $13,000 due to lower crediting rates in the current period. Other miscellaneous income decreased $6,000 due to student loan servicing fees and an increase in amortization on mortgage servicing rights related to loans sold to the FHLB. This was partially offset by an increase in the servicing income received from mortgage loans sold to the FHLB as part of the MPF® program. Other commissions decreased $5,000 primarily due to decreases in merchant services and check sales fees in the current period, partially offset by an increase in miscellaneous income recognized from forfeited funds from an employee FSA from prior years.

Noninterest Expense.  Noninterest expense increased $651,000, or 3.7%, to $18.4 million for the nine months ended September 30, 2017 compared to $17.8 million for the nine months ended September 30, 2016. Salaries and employee benefits increased $480,000, primarily due to additional employees, normal salary increases, retirement benefits, employee stock options and employee group health insurance. This was partially offset by a decrease in restricted stock awards expense. Occupancy and equipment increased $222,000 and $59,000, respectively, primarily due to accelerated depreciation taken on leasehold improvements in the Bank’s former operations center that did not transfer over to the new Operations Center that was placed into service in the prior quarter. In addition, the new Operations Center increased depreciation during the current period. Other increases for occupancy were related to real estate taxes, moving expenses, utilities and property insurance. Equipment expense increases were mainly due to equipment purchases and new maintenance contracts for the Operations Center. Bankcard processing expense increased $25,000 due to the increased number of automatic teller transactions (“ATM”) in the current period. Pennsylvania shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $19,000 due to the increase in equity that was calculated on the current year shares tax return. Other real estate owned expense was $343,000 of income in the current period compared to $531,000 of income in the prior period resulting in an increase of $188,000 in expense. This change is primarily due to the $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the first quarter of 2016. This was partially offset due to the final resolutions of loan collection efforts through the sale of a mineral rights interest, bankruptcy court settlement and mortgage insurance proceeds. These items are considered non-recurring. Other noninterest expense decreased $110,000 primarily due to decreases in various miscellaneous expenses, such as other insurance, other losses, non-employee restricted stock awards and a Pennsylvania state sales tax refund as a result of a Bank initiated reverse audit.  The FDIC assessment decreased $86,000 due to an assessment factor reduction by the FDIC in the computation of the insurance assessment. Legal and professional fees decreased $71,000 due to the previously mentioned mortgage insurance proceeds, in which part of the insurance proceeds were utilized to offset legal fees attributed to the problem loan relationship. Advertising decreased $39,000 related to decreases in print/media advertising and promotional items as a cost savings initiative.

Income Tax Expense.  Income taxes increased $81,000 to $2.3 million for the nine months ended September 30, 2017 compared to $2.3 million for the nine months ended September 30, 2016. The effective tax rate for the nine months ended September 30, 2017 was 29.6% compared to 28.9% for the nine months ended September 30, 2016. The increase in income taxes was primarily due to an increase of $92,000 in pre-tax income and the expiration of the low income housing tax credit program. The increase in the effective tax rate was related to the decrease in tax exempt income, the expiration of the low income housing tax credit program and the capital loss carry forward deferred tax asset that has been fully recognized, partially offset by the favorable tax preference charitable donation of a former First Federal Savings Bank building to the City of Monessen, Pennsylvania in the current period.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $62.3 million, or 7.4%, to $908.3 million at September 30, 2017 compared to $846.1 million at December 31, 2016.

Cash and due from banks increased $29.5 million, or 206.3%, to $43.7 million at September 30, 2017 compared to $14.3 million at December 31, 2016. This is primarily the result of deposit growth.

Investment securities classified as available-for-sale increased $9.7 million, or 9.1%, to $115.9 million at September 30, 2017 compared to $106.2 million at December 31, 2016. This increase was primarily the result of new security purchases funded by deposit growth.

Loans, net, increased $21.6 million, or 3.2%, to $695.7 million at September 30, 2017 compared to $674.1 million at December 31, 2016. This was primarily due to net loan originations of $18.3 million on construction loans, $4.9 million on commercial and industrial loans and $2.3 million on commercial real estate loans, partially offset by net loan payoffs of $3.2 million on residential mortgage loans and $380,000 in consumer loans (mainly indirect auto loans).

Premises and equipment, net, increased $2.4 million, or 17.2%, to $16.6 million at September 30, 2017 compared to $14.1 million at December 31, 2016. This is due to the additions related to the new Operations Center that was placed into service in the second quarter. Total premises and equipment capitalized for the new Operations Center totaled $5.3 million.

Liabilities.  Total liabilities increased $58.6 million, or 7.7%, to $815.2 million at September 30, 2017 compared to $756.6 million at December 31, 2016.

Total deposits increased $64.2 million, or 9.2%, to $762.4 million at September 30, 2017 compared to $698.2 million at December 31, 2016. There were increases of $33.2 million in NOW accounts, $22.6 million in demand deposits, $9.7 in savings accounts and $5.4 million in time deposits, partially offset by decreases of $4.4 million in brokered deposits and $2.4 million in money market accounts. Due to the rising interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. In addition, school district and municipal deposits increased $27.1 million due to building stronger customer relationships with these depositors and new accounts.

Short-term borrowings decreased $2.4 million, or 8.8%, to $24.7 million at September 30, 2017 compared to $27.0 million at December 31, 2016. At September 30, 2017, short-term borrowings were comprised of $24.7 million of securities sold under agreements to repurchase compared to $27.0 million at December 31, 2016. The decrease is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $3.5 million due to a maturing FHLB long-term borrowing that was retired in the current period. As a result of current period activity, the weighted average interest rate on long-term borrowings increased by 12 basis points to 1.92%.

Stockholders’ Equity.  Stockholders’ equity increased $3.7 million, or 4.1%, to $93.2 million at September 30, 2017 compared to $89.5 million at December 31, 2016. During the period, net income was $5.6 million and the Company paid $2.7 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	September 30,	December 31,
Selected Financial Condition Data:	2017	2016
Total Assets	$908,329	$846,075
Cash and Cash Equivalents	43,745	14,282
Securities Available-for-Sale	115,889	106,208

Loans
Real Estate:
Residential	268,431	271,588
Commercial	203,268	201,010
Construction	28,965	10,646
Commercial and Industrial	85,749	80,812
Consumer	114,017	114,204
Other	3,444	3,637
Total Loans	703,874	681,897
Allowance for Loan Losses	8,156	7,803
Loans, Net	695,718	674,094

Premises and Equipment, Net	16,558	14,132
Goodwill and Core Deposit Intangible	8,371	8,772
Deposits	762,374	698,218
Borrowings	49,162	55,027
Stockholders' Equity	93,154	89,469

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Operations Data:	2017	2016	2017	2016
Interest and Dividend Income	$8,213	$7,684	$23,953	$23,757
Interest Expense	860	708	2,470	2,113
Net Interest Income	7,353	6,976	21,483	21,644
Provision for Loan Losses	300	450	1,020	1,600
Net Interest Income After Provision for Loan Losses	7,053	6,526	20,463	20,044
Noninterest Income:
Service Fees on Deposit Accounts	630	619	1,839	1,811
Insurance Commissions	758	676	2,686	2,291
Other Commissions	125	112	336	341
Net Gains on Sales of Loans	137	250	389	559
Net Gains on Sales of Investments	10	22	132	80
Net Gains on Purchased Tax Credits	14	-	43	-
Income from Bank-Owned Life Insurance	116	122	348	361
Other	28	20	87	93
Total noninterest income	1,818	1,821	5,860	5,536

Noninterest Expense:
Salaries and Employee Benefits	3,512	3,291	10,425	9,945
Occupancy	526	544	1,678	1,456
Equipment	464	463	1,376	1,317
FDIC Assessment	104	112	267	353
PA Shares Tax	186	138	562	543
Contracted Services	119	155	408	444
Legal and Professional Fees	81	140	324	395
Advertising	197	189	504	543
Bankcard Processing Expense	130	125	384	359
Other Real Estate Owned (Income) Expense	(349)	4	(343)	(531)
Amortization of Core Deposit Intangible	134	134	401	401
Other	793	870	2,432	2,542
Total noninterest expense	5,897	6,165	18,418	17,767
Income Before Income Taxes	2,974	2,182	7,905	7,813
Income Taxes	910	607	2,336	2,255
Net Income	$2,064	$1,575	$5,569	$5,558

Dividends Per Share	$0.22	$0.22	$0.66	$0.66
Earnings Per Share - Basic	0.50	0.38	1.36	1.36
Earnings Per Share - Diluted	0.50	0.38	1.36	1.36

Weighted Average Shares Outstanding - Basic	4,088,025	4,081,017	4,087,783	4,081,017
Weighted Average Shares Outstanding - Diluted	4,108,723	4,087,337	4,104,157	4,084,730

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Financial Ratios(1):	2017	2016	2017	2016
Return on Average Assets	0.91%	0.76%	0.85%	0.89%
Return on Average Equity	8.81	6.95	8.12	8.34
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	135.45	136.26	135.08	135.37
Average Equity to Average Assets	10.37	10.92	10.47	10.71
Net Interest Rate Spread	3.41	3.54	3.43	3.67
Net Interest Margin	3.56	3.68	3.58	3.80
Net Charge-Offs to Average Loans	0.13	0.10	0.13	0.12
Efficiency Ratio	64.30	70.08	67.36	65.37

	(Unaudited)
	September 30,	December 31,
	2017	2016
Allowance For Loan Losses to Total Loans (2)	1.16%	1.14%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	110.76	92.60
Allowance For Loan Losses to Noncurrent Loans (2) (7)	200.99	164.62
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.30	1.38
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	124.25	112.06
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	225.48	199.22
Nonperforming Loans to Total Loans (6)	1.05	1.24
Noncurrent Loans to Total Loans (7)	0.58	0.70
Nonperforming Assets to Total Assets	0.85	1.02
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.18	13.38
Tier 1 Capital (to Risk Weighted Assets) (4)	13.18	13.38
Total Capital (to Risk Weighted Assets) (4)	14.43	14.63
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.48	9.80
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	13.49	13.72
Tier 1 Capital (to Risk Weighted Assets) (5)	13.49	13.72
Total Capital (to Risk Weighted Assets) (5)	14.76	14.99
Tier 1 Leverage (to Adjusted Total Assets) (5)	9.78	10.07
Book Value Per Share	$22.79	$21.89
Outstanding Shares	4,088,025	4,086,625

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the merger with FedFirst Financial Corporation has been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due and troubled debt restructured loans.
(7) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended September 30,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$684,384	$7,480	4.34%	$671,346	$7,120	4.22%
Investment Securities
Taxable	80,791	386	1.91	51,460	287	2.23
Exempt From Federal Tax	37,390	340	3.64	39,428	388	3.94
Other Interest-Earning Assets	32,553	139	1.69	9,296	43	1.84
Total Interest-Earning Assets	835,118	8,345	3.96	771,530	7,838	4.04
Noninterest-Earning Assets	61,859			54,484
Total Assets	$896,977			$826,014

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$138,742	92	0.26%	$112,679	49	0.17%
Savings	131,420	61	0.18	121,439	56	0.18
Money Market	135,214	88	0.26	138,033	87	0.25
Time Deposits	160,456	479	1.18	136,258	365	1.07
Total Interest-Bearing Deposits	565,832	720	0.50	508,409	557	0.44

Borrowings	50,741	140	1.09	57,791	151	1.04
Total Interest-Bearing Liabilities	616,573	860	0.55	566,200	708	0.50

Noninterest-Bearing Demand Deposits	183,061			165,422
Other Liabilities	4,361			4,199
Total Liabilities	803,995			735,821

Stockholders' Equity	92,982			90,193
Total Liabilities and
Stockholders' Equity	$896,977			$826,014

Net Interest Income		$7,485			$7,130

Net Interest Rate Spread (1)			3.41%			3.54%
Net Interest-Earning Assets (2)	$218,545			$205,330
Net Interest Margin (3)			3.56			3.68
Return on Average Assets			0.91			0.76
Return on Average Equity			8.81			6.95
Average Equity to Average Assets			10.37			10.92
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.45			136.26

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands) (Unaudited)
	Nine Months Ended September 30,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$673,922	$21,896	4.34%	$673,451	$21,998	4.36%
Investment Securities
Taxable	79,432	1,133	1.90	53,580	918	2.28
Exempt From Federal Tax	36,177	987	3.64	38,902	1,172	4.02
Other Interest-Earning Assets	27,643	325	1.57	11,533	139	1.61
Total Interest-Earning Assets	817,174	24,341	3.98	777,466	24,227	4.16
Noninterest-Earning Assets	58,709			53,806
Total Assets	$875,883			$831,272

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$127,736	239	0.25%	$114,959	147	0.17%
Savings	128,583	177	0.18	123,079	169	0.18
Money Market	137,906	270	0.26	142,820	268	0.25
Time Deposits	159,232	1,364	1.15	138,917	1,094	1.05
Total Interest-Bearing Deposits	553,457	2,050	0.50	519,775	1,678	0.43

Borrowings	51,505	420	1.09	54,533	435	1.07
Total Interest-Bearing Liabilities	604,962	2,470	0.55	574,308	2,113	0.49

Noninterest-Bearing Demand Deposits	175,401			163,815
Other Liabilities	3,822			4,086
Total Liabilities	784,185			742,209

Stockholders' Equity	91,698			89,063
Total Liabilities and
Stockholders' Equity	$875,883			$831,272

Net Interest Income		$21,871			$22,114

Net Interest Rate Spread (1)			3.43%			3.67%
Net Interest-Earning Assets (2)	$212,212			$203,158
Net Interest Margin (3)			3.58			3.80
Return on Average Assets			0.85			0.89
Return on Average Equity			8.12			8.34
Average Equity to Average Assets			10.47			10.71
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.08			135.37

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903